Exhibit 10.4

CHANGE IN CONTROL AGREEMENT

This Change in Control Agreement (“Agreement”) is entered into and effective as of September 21, 2017 (“Effective Date”), by and between Accuray Incorporated, a Delaware corporation (the “Company”), and Shigeyuki Hamamatsu (“Employee”).

RECITALS

A.                                    It is possible that the Company from time to time may consider an acquisition by another company or other Change in Control (as defined herein).

B.                                    The Company recognizes that such consideration can be a distraction to Employee and has determined that it is advisable to secure the continued dedication of Employee, notwithstanding the possibility, threat or occurrence of a Change in Control (as defined herein) of the Company.

C.                                    The Compensation Committee of the Company’s Board of Directors has adopted resolutions approving the provision of certain benefits to Employee upon a Change in Control to enhance Employee’s financial incentive to remain with the Company.

NOW, THEREFORE, the parties agree as follows:

1.                                      Term.

(a)                                 Term of Agreement.  This Agreement will have an initial term commencing on the Effective Date and ending on December 31, 2020 (the “Initial Term”).  Thereafter, this Agreement will renew automatically for additional three (3) year terms (such additional terms together with the Initial Term, the “Term”), unless either party provides the other party with written notice of non-renewal at least sixty (60) days prior to the date of automatic renewal; provided, however, that if the Company enters into a definitive agreement to be acquired and the transactions contemplated thereby would result in the occurrence of a Change in Control (as defined below) if consummated, then the Company will no longer be permitted to provide Employee with written notice to not renew this Agreement unless such definitive agreement is terminated without the Change in Control being consummated.  If the Change in Control is consummated, the Agreement will continue in effect through the longer of the date that is twelve (12) months following the effective date of the Change in Control or the remainder of the Term then in effect (for purposes of clarification, it will be possible for the Term of the Agreement to automatically extend after the Company enters into the definitive agreement, but before the Change in Control is consummated).  If the definitive agreement is terminated without the transactions contemplated thereby having been consummated and at the time of such termination there is at least twelve (12) months remaining in the Term, the Agreement will continue in effect for the remainder of the Term then in effect, but if there is less than twelve (12) months remaining in the Term then in effect, the Agreement will automatically extend for an additional three (3) years from the date the definitive agreement is terminated.  If Employee becomes entitled to benefits under Section 2 during the term of this Agreement, the Agreement will not terminate until all of the obligations of the parties hereto with respect to this Agreement have been satisfied.

(b)                                 At-Will Employment.  The Company and Employee acknowledge that, notwithstanding the foregoing, Employee’s employment is and will continue to be at-will, as defined under applicable law. As an at-will employee, either the Company or the Employee may terminate the employment relationship at any time, with or without cause; provided, however, that in connection with such termination, the Company will provide Employee with any applicable benefits under Section 2 to which Employee is entitled, all in accordance with the terms and conditions thereof.

2.                                      Termination of Employment upon a Change in Control.

(a)                                 If the Company terminates Employee’s employment with the Company without Cause (as defined below) (excluding due to Employee’s death or Incapacity (as defined below)) or if Employee resigns from such employment for Good Reason (as defined below), and, in each case, such termination occurs during the Change in Control Period (as defined below), Employee will be entitled to the Accrued Benefits and, if Employee executes a separation agreement and general release in form and substance acceptable to the Company (the “Release”) and the same becomes irrevocable pursuant to its terms within the 60-day period following Employee’s termination of employment, Employee will also be eligible to receive:

(i)                                     payment of the equivalent of Employee’s base salary without regard to any reduction that would otherwise constitute Good Reason that Employee would have earned over the next twelve (12) months following the termination date (less necessary withholdings and authorized deductions) at Employee’s then-current base salary rate, payable in a lump sum on the first regularly scheduled payroll date following the date the Release becomes effective and irrevocable (the “Release Effective Date”), but in any event within ten (10) business days of the Release Effective Date and subject to Section 13 below;

(ii)                                  subject to Section 2(c), the reimbursement of insurance premiums payable to retain group health coverage as of the termination date for himself/herself and his/her eligible dependents pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1986 (“COBRA”) for twelve (12) months or the maximum period of COBRA coverage, whichever is less; provided that Employee must submit a reimbursement request in accordance with Company policy within thirty (30) days of paying such insurance premiums.  The Company will reimburse Employee within thirty (30) days of receiving a properly submitted request. In addition, if Employee accepts other employment within such twelve (12) months, the Company’s obligation under this Section 2(a)(ii) shall be extinguished as of the date Employee becomes covered under the group health plan of his new employer;

(iii)                               one hundred percent (100%) of Employee’s target bonus for the fiscal year during which termination occurs, payable at the same time as the payment under Section 2(a)(i); and

(iv)                              the immediate vesting of all of Employee’s previously granted outstanding unvested equity awards.

(b)                                 For the avoidance of doubt, if Employee’s termination without Cause (excluding due to Employee’s death or Incapacity) or resignation for Good Reason occurs prior to a Change in Control, then any unvested portion of Employee’s outstanding equity awards will remain outstanding until the earlier of (i) the date that is three (3) months following the termination of Employee’s termination or (ii) the date that a Change in Control occurs (provided that in no event will any of Employee’s equity awards remain outstanding beyond the equity award’s maximum term to expiration).  In the event that a Change in Control does not occur by the date that is three (3) months following the termination of Employee’s employment, any unvested portion of Employee’s equity awards automatically will be forfeited permanently without having vested. Further, for any equity awards that are scheduled to vest based on the achievement of performance-based conditions (which may include additional service-based conditions), the performance-based vesting component of such awards shall not be deemed to be automatically achieved as a result of the application of Section 2(a)(iv) but will remain outstanding during the three (3) month period following Employee’s termination or through the date of the Change in Control, as applicable, to determine whether a Change in Control would have occurred within three (3) months of the termination of Employee’s employment and, if so, the extent to which the performance condition is achieved, such determination to be made in accordance with the procedures set forth in the applicable award agreement.  If the performance condition is satisfied and that would cause the award to become eligible to vest based on continued service, then Section 2(a)(iv) will cause the service-based vesting component to be deemed satisfied and the vesting of the equity award will be accelerated as to the portion of the award that became eligible to vest.  For clarity, if there is no service-based condition that applies with respect to any portion of such equity award upon such satisfaction of the performance condition, such portion of the equity award will immediately vest upon such satisfaction of the performance condition.

(c)                                  If the Company determines in its sole discretion that it cannot make the COBRA reimbursements under Section 2(a)(ii) (the “COBRA Reimbursements”) without potentially violating applicable law (including, without limitation, Section 2716 of the Public Health Service Act), the Company will in lieu thereof provide to Employee a taxable monthly payment, payable on the last day of a given month, in an amount equal to the monthly COBRA premium that the Employee would be required to pay to continue the Employee’s group health coverage in effect on the termination of employment date (which amount will be based on the premium for the first month of COBRA continuation coverage), which payments will be made regardless of whether the Employee elects COBRA continuation coverage and will commence on the month following the Employee’s termination of employment and will end on the earlier of (x) the date upon which the Employee obtains other employment or (y) the date the Company has paid an amount equal to 12 payments pursuant to Section 2(a)(ii). For the avoidance of doubt, such taxable payments in lieu of COBRA Reimbursements (the “COBRA Substitute Payments”) may be used for any purpose, including, but not limited to continuation coverage under COBRA, and will be subject to all applicable tax withholding.

3.                                      Certain Definitions.  As used in this Agreement, the following terms shall have the following meanings:

(a)                                 “Accrued Benefits” shall mean the following with respect to Employee:

(i)                                     continued coverage under the Company’s insurance benefit plans through the employment termination date and such other benefits to which Employee may be entitled pursuant to the Company’s benefit plans, provided, however, that Employee shall not participate in any severance plan of the Company;

(ii)                                  payment of all earned but unpaid compensation (including accrued unpaid vacation) through the effective date of termination, payable on or before the termination date; and

(iii)                               reimbursement of expenses incurred on or before the termination date in accordance with the Company’s policies, if a request for reimbursement of the expenses was timely submitted to the Company.

(b)                                 “Cause” shall mean any of the following conduct by Employee:  (i) material breach of this Agreement, the employment offer letter between the Company and Employee, any confidentiality or invention assignment agreement between the Company and Employee, or of a Company policy or of a law, rule or regulation applicable to the Company or its operations; (ii) demonstrated and material neglect of duties, or failure or refusal to perform the material duties of his/her position, or the failure to follow the reasonable and lawful instructions of the Company; (iii) gross misconduct or dishonesty, self-dealing, fraud or similar conduct that the Company reasonably determines has caused, is causing or reasonably is likely to cause harm to the Company; or (iv) conviction of or plea of guilty or nolo contendere to any crime other than a traffic offense that is not punishable by a sentence of incarceration.  Termination pursuant to Section 3(b)(ii) shall be deemed to be for Cause only if such failure continues after Employee has been given written notice thereof and fifteen (15) business days thereafter in which to present his/her position to the Company or to cure the same, unless the Company reasonably determines that the reason(s) for termination are not capable of being cured.  In the event of termination for Cause, Employee will be entitled only to the Accrued Benefits through the termination date, which will be the date on which the notice is given.  The Company will have no further obligation to pay any compensation of any kind (including without limitation any bonus or portion of a bonus that otherwise may have become due and payable to Employee with respect to the year in which such termination date occurs), or severance payment of any kind nor to make any payment in lieu of notice.

(c)                                  “Change in Control” shall mean any of the following events:

(i)                                     the acquisition by any Group or Person (as such terms are defined in Section 13(d) or 14(d) of the Securities Exchange Act of 1934, as amended (the “1934 Act”)), other than (A) a trustee or other fiduciary holding securities of the Company under an employee benefit plan of the Company or (B) an entity in which the Company directly or indirectly beneficially owns fifty percent (50%) or more of the voting securities of such entity (an “Affiliate”), of any securities of the Company, immediately after which such Group or Person has beneficial ownership (within the meaning of Rule 13d-3 promulgated under the 1934 Act) of fifty percent (50%) or more of (X) the outstanding shares of Common Stock or (Y) the combined voting power of the Company’s then outstanding securities entitled to vote generally in the election of directors;

(ii)                                  the Company (and/or its subsidiaries) is a party to a merger or consolidation with a Person other than an Affiliate, which merger or consolidation results in (a) the holders of voting securities of the Company outstanding immediately before such merger or consolidation failing to continue to represent (either by remaining outstanding or being converted into voting securities of the surviving entity) fifty percent (50%) or more of the combined voting power of the then outstanding voting securities of the corporation or entity resulting from or surviving such merger or consolidation or (b) individuals who are directors of the Company just prior to such merger or consolidation not constituting more than fifty percent (50%) of the members of the Board of Directors of the surviving entity or corporation immediately after the consummation of such merger or consolidation; or

(iii)                               all or substantially all of the assets of the Company and its subsidiaries are, in any transaction or series of transactions, sold or otherwise disposed of (or consummation of any transaction, or series of related transactions, having similar effect), other than to an Affiliate;

provided, however, that in no event shall a “Change in Control” be deemed to have occurred for purposes of this Agreement solely because the Company engages in an internal reorganization, which may include a transfer of assets to, or a merger or consolidation with, one or more Affiliates. Additionally, with respect to the payment of any “nonqualified deferred compensation” within the meaning of section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), that is not exempt from section 409A of the Code, no event shall constitute a Change in Control unless it also constitutes a change in the ownership of the Company (as defined in Treasury Regulation section 1.409A-3(i)(5)(v)), a change in effective control of the Company (as defined in Treasury Regulation section 1.409A-3(i)(5)(vi)), or a change in the ownership of a substantial portion of the assets of the Company (as defined in Treasury Regulation section 1.409A-3(i)(5)(vii)).

(iv)                              “Change in Control Period” shall mean the period beginning three (3) months prior to, and ending twelve (12) months following, a Change in Control.

(v)                                 “Good Reason” shall mean any the occurrence of any one of the following without Employee’s written consent: (i) a material reduction in Employee’s base salary; (ii) any action or inaction that constitutes a material breach by the Company of this Agreement or the employment offer letter between the Company and Employee; (iii) a material diminution in Employee’s authority, duties or responsibilities such that they are materially inconsistent with his/her position as VP, Finance & Chief Accounting Officer; and (iv) relocation of the Company’s headquarters to a location that materially increases Employee’s commute, provided that no termination for Good Reason shall be effective until Employee has given the Company written notice (pursuant to Section 9 below) within sixty (60) days after Employee becomes aware of the initial occurrence of any of the foregoing specifying the event or condition constituting the Good Reason and the specific reasonable cure requested by Employee, and the Company has failed to cure the occurrence within thirty (30) days of receiving written notice from Employee, and Employee resigns within six (6) months after Employee becomes aware of the initial occurrence.

(vi)                              “Incapacity” shall mean if Employee becomes unable, due to physical or mental illness or injury, to perform the essential duties of Employee’s position for more than twelve (12) consecutive weeks in any twelve (12) month period during this Agreement with or without reasonable accommodation.

4.                                      Non-Solicitation.

(a)                                 Non-Solicitation of Customers and Other Business Partners.  Employee recognizes that by virtue of Employee’s employment with the Company, Employee may be introduced to and involved in the solicitation and servicing of existing customers and other business partners of the Company and new customers and business partners obtained by the Company during Employee’s employment.  Employee understands and agrees that all efforts expended in soliciting and servicing such customers and business partners shall be for the benefit of the Company.  Employee further agrees that during Employee’s employment with the Company, Employee will not engage in any conduct which could in any way jeopardize or disturb any of the customer and business partner relationships of the Company.  In addition, to the extent permitted under applicable law, Employee agrees that, for a period beginning on Employee’s hire date and ending twelve (12) months after termination of Employee’s employment with the Company, regardless of the reason for such termination, Employee shall not use any Company confidential or proprietary information to, directly or indirectly, solicit, direct, interfere with, or entice away from the Company any existing customer, licensee, licensor, vendor, contractor or distributor of the Company or for the customer or other business partner to expand its business with a competitor, without the prior written consent of the Company; provided, however, that if Employee is or becomes a permanent resident of the state of California and remains such a permanent resident through the date of termination of Employee’s employment, this Section 4(a) shall not apply following the termination of Employee’s employment with the Company.

(b)                                 Non-Solicitation of Employees.  Employee recognizes the substantial expenditure of time and effort which the Company devotes to the recruitment, hiring, orientation, training and retention of its employees.  Accordingly, Employee agrees that, for a period beginning on the Employee’s hire date and ending twelve (12) months after termination of Employee’s employment with the Company, regardless of the reason for such termination, Employee shall not use any Company confidential or proprietary information, directly or indirectly, for himself or on behalf of any other person or entity, solicit, offer employment to, hire or otherwise retain the services of any employee of the Company in a position classified as exempt from overtime pay requirements.  For purposes of the foregoing, “employee of the Company” shall include any person who was an employee of the Company at any time within six (6) months prior to the prohibited conduct.

5.                                      Interpretation, Governing Law and Exclusive Forum.  The validity, interpretation, construction, and performance of this Agreement shall be governed by the laws of the State of California (excluding any that mandate the use of another jurisdiction’s laws).  Any arbitration (unless otherwise mutually agreed), litigation or similar proceeding with respect to such matters only may be brought within Santa Clara County, California, and all parties to this Agreement consent to California’s jurisdiction.

6.                                      Entire Agreement.  All oral or written agreements or representations, express or implied, with respect to the subject matter of this Agreement are set forth in this Agreement.

7.                                      Severability.  In the event that one or more of the provisions contained in this Agreement are held to be invalid, illegal or unenforceable in any respect by a court of competent jurisdiction, such holding shall not impair the validity, legality or enforceability of the remaining provisions herein.

8.                                      Successors and Assigns.  This Agreement shall be binding upon, and shall inure to the benefit of, Employee and his/her estate, but Employee may not assign or pledge this Agreement or any rights arising under it, except to the extent permitted under the terms of the benefit plans in which he/she participates.  No rights or obligations of the Company under this Agreement may be assigned or transferred except that the Company shall require any successor (whether direct or indirect, by purchase, merger, reorganization, sale, transfer of stock, consideration or otherwise) to all or substantially all of the business and/or assets of the Company to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no succession had taken place.  As used in this Agreement, “Company” means the Company as hereinbefore defined and any successor to its business and/or assets (by merger, purchase or otherwise as provided in this Section 8) which executes and delivers the agreement provided for in this Section 8 or which otherwise becomes bound by all the terms and provisions of this Agreement by operation of law.  In the event that any successor refuses to assume the obligations hereunder, the Company as hereinbefore defined shall remain fully responsible for all obligations hereunder.

9.                                      Notices.  All notices, requests, demands and other communications hereunder shall be in writing and shall be given by hand delivery, electronic mail, facsimile, telecopy, overnight courier service, or by United States certified or registered mail, return receipt requested.  Each such notice, request, demand or other communication shall be effective (i) if delivered by hand or by overnight courier service, when delivered at the address specified in this Section 9; (ii) if given by electronic mail, facsimile or telecopy, when such electronic mail, facsimile or telecopy is transmitted to the electronic mail address or facsimile or telecopy number specified in this Section 9 and confirmation is received if during normal business hours on a business day, and otherwise, on the next business day; and (iii) if given by certified or registered mail, three (3) days after the mailing thereof.  Notices shall be addressed to the parties as follows (or at such other address, email address or fax number as either party may from time to time specify in writing by giving notice as provided herein):

If to the Company:	Accuray Incorporated
1310 Chesapeake Terrace
Sunnyvale, California 94089
Attn: General Counsel
Fax No. (408) 789-4205

If to Employee:	Shig Hamamatsu
Address: most recent on file with the Company
Email: most recent on file with the Company

10.                               Dispute Resolution.  The parties agree that all disputes, claims or controversies between them and between Employee and any of the Company’s affiliated entities and the successor of all such entities, including any dispute, claim or controversy arising from or otherwise in connection with this Agreement and/or Employee’s employment with the Company, will, notwithstanding the arbitration provision to the contrary in Employee’s offer letter, be resolved as follows:

(a)                                 Prior to initiating any other proceeding, the complaining party will provide the other party with a written statement of the claim identifying any supporting witnesses or documents and the requested relief.  The responding party shall within forty-five (45) days furnish a statement of the relief, if any, that it is willing to provide, and identify supporting witnesses or documents.

(b)                                 If the matter is not resolved by the exchange of statements of claim and statements of response as provided herein, the parties shall submit the dispute to non-binding mediation, the cost of the mediator to be paid by the Company, before a mediator and/or service to be jointly selected by the parties.  Each party will bear his/her or its own attorney’s fees and witness fees.

(c)                                  If the parties cannot agree on a mediator and/or if the matter is not otherwise resolved by mediation, any controversy or claim between Employee and the Company and any of its current or former directors, officers and employees, including any arising out of or relating to this Agreement or breach thereof, shall be settled by final and binding arbitration in the county in which Employee last worked, or elsewhere as mutually agreed by the parties, by a single arbitrator pursuant to the Employment Dispute Rules of Judicial Arbitration and Mediation Services, Inc. (“JAMS”), unless the parties to the dispute agree to another arbitration service or independent arbitrator.  The parties may conduct discovery to the extent permitted in a court of law; the arbitrator will render an award together with a written opinion indicating the bases for such opinion; and the arbitrator will have full authority to award all remedies that would be available in court.  Judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof.  Each party shall bear its own attorney’s fees and costs, unless the claim is based on a statute that provides otherwise.  The Company will pay the arbitrator’s fees and any administrative charges of the arbitration service, except that if Employee initiates the claim, he/she will pay a portion of the administrative charges equal to the amount he/she would have paid to initiate the claim in a court of general jurisdiction.

(d)                                 EMPLOYEE AND THE COMPANY AGREE THAT THIS ARBITRATION PROCEDURE WILL BE THE EXCLUSIVE MEANS OF REDRESS FOR ANY DISPUTES RELATING TO OR ARISING FROM EMPLOYEE’S EMPLOYMENT WITH THE COMPANY OR TERMINATION THEREFROM, INCLUDING DISPUTES OVER UNPAID WAGES, BREACH OF CONTRACT OR TORT, VIOLATION OF PUBLIC POLICY, RIGHTS PROVIDED BY FEDERAL, STATE OR LOCAL STATUTES, REGULATIONS, ORDINANCES, AND COMMON LAW, LAWS THAT PROHIBIT DISCRIMINATION BASED ON ANY PROTECTED CLASSIFICATION, AND ANY OTHER STATUTES OR LAWS RELATING TO AN EMPLOYEE’S RELATIONSHIP WITH THE COMPANY.  THE FOREGOING NOTWITHSTANDING, CLAIMS FOR WORKERS’ COMPENSATION BENEFITS OR UNEMPLOYMENT INSURANCE, OR ANY OTHER CLAIMS WHERE MANDATORY ARBITRATION IS PROHIBITED BY LAW, ARE NOT COVERED BY THIS ARBITRATION PROVISION.  THE PARTIES EXPRESSLY WAIVE THE RIGHT TO A JURY TRIAL, AND AGREE THAT THE ARBITRATOR’S AWARD SHALL BE FINAL AND BINDING ON BOTH PARTIES.  THIS ARBITRATION PROVISION IS TO BE CONSTRUED AS BROADLY AS IS PERMISSIBLE UNDER APPLICABLE LAW.

11.                               Representations.  Each person executing this Agreement hereby represents and warrants on behalf of himself/herself and of the entity/individual on whose behalf he/she is executing the Agreement that he/she is authorized to represent and bind the entity/individual on whose behalf he/she is executing the Agreement.  Employee specifically represents and warrants to the Company that he/she reasonably believes (a) he/she is not under any contractual or other obligations that would prevent, limit or impair Employee’s performance of his/her obligations under this Agreement and (b) that entering into this Agreement will not result in a breach of any other agreement to which he/she is a party. Employee acknowledges that Employee has been given the opportunity to consult with legal counsel and seek such advice and consultation as Employee deems appropriate or necessary.

12.                               Amendments and Waivers.  No provisions of this Agreement may be modified, waived, or discharged except by a written document signed by Employee and a duly authorized Company officer.  A waiver of any conditions or provisions of this Agreement in a given instance shall not be deemed a waiver of such conditions or provisions at any other time.

13.                               Taxes.

(a)                                 Withholdings.  The Company may withhold from any compensation and benefits payable under this Agreement all federal, state, city and other taxes or amounts as shall be determined by the Company to be required to be withheld pursuant to applicable laws, or governmental regulations or rulings.  Employee shall be solely responsible for the satisfaction of any taxes (including employment taxes imposed on employees and penalty taxes on nonqualified deferred compensation).

(b)                                 Net Proceeds Maximization.                                       Notwithstanding any provision of this Agreement to the contrary, if all or any portion of the payments or benefits received or realized by Employee pursuant to this Agreement either alone or together with other payments or benefits that Employee receives or realizes or is then entitled to receive or realize from the Company or any of its affiliates (“Potential Parachute Payments”) would constitute an “excess parachute payment” within the meaning of section 280G of the Code and/or any corresponding and applicable state law provision, the Potential Parachute Payments will be reduced by reducing the amount of the Potential Parachute Payments to the extent necessary so that no portion of the Potential Parachute Payments will be subject to the excise tax imposed by section 4999 of the Code and any corresponding and/or applicable state law provision.  Notwithstanding the foregoing, a reduction will be made under the previous sentence only if, by reason of that reduction, Employee’s net after tax benefit exceeds the net after tax benefit he/she would realize if the reduction were not made.  For purposes of this paragraph, “net after tax benefit” means the sum of (i) the total amount received or realized by Employee pursuant to this Agreement that would constitute a “parachute payment” within the meaning of section 280G of the Code and any corresponding and applicable state law provision, plus (ii) all other payments or benefits that Employee receives or realizes or is then entitled to receive or realize from the Company and any of its affiliates that would constitute a “parachute payment” within the meaning of Section 280G of the Code and any corresponding and applicable state law provision, less (iii) the amount of federal or state income taxes payable with respect to the payments or benefits described in (i) and (ii) above calculated at the maximum marginal individual income tax rate for each year in which payments or benefits are realized by Employee (based upon the rate in effect for that year as set forth in the Code at the time of the first receipt or realization of the foregoing), less (iv) the amount of excise taxes imposed with respect to the payments or benefits described in (i) and (ii) above by section 4999 of the Code and any corresponding and applicable state law provision.  All determinations and calculations made in this paragraph shall be made by an independent accounting firm (the “Accounting Firm”) selected by the Company prior to the Change in Control and the Company will bear all costs and expenses incurred by the Accounting Firm in connection with its determination.  The Accounting Firm shall be a nationally recognized United States public accounting firm which has not, during the two (2) years preceding the date of its selection, acted in any way on behalf of (x) the Company or any affiliate thereof or (y) Employee.   If any payments or benefits are reduced pursuant to this Section 13(b), they shall be reduced in the following order:  First all payments and benefits that do not constitute “nonqualified deferred compensation” within the meaning of section 409A of the Code or that are exempt from section 409A of the Code (with the payments or benefits being reduced in reverse order of when they otherwise would be made or provided); second, all payments or benefits that constitute “nonqualified deferred compensation” within the meaning of section 409A of the Code that are not exempt from section 409A of the Code that were granted to Employee in the 12-month period of time preceding the applicable Change in Control, in the order such benefits were granted to Employee; and third, all remaining payments and benefits shall be reduced pro-rata.  Notwithstanding the foregoing, if (i) reducing payments or benefits in the order described above would result in the imposition on Employee of an additional tax under section 409A of the Code (or similar state or local law), (ii) Employee so notifies the Company before such reductions and payments are made and benefits provided, and (iii) reducing the payments or benefits in another order would not result in the imposition on Employee of an additional tax under section 409A of the Code (or similar state or local law), payments and benefits shall instead be reduced in such other order.

(c)                                  Section 409A Compliance.

(i)                                     With respect to any reimbursement of expenses or any provision of in-kind benefits to Employee specified under this Agreement, such reimbursement of expenses or provision of in-kind benefits shall be subject to the following conditions: (1) the expenses eligible for reimbursement or the amount of in-kind benefits provided in one taxable year shall not affect the expenses eligible for reimbursement or the amount of in-kind benefits provided in any other taxable year, except for any medical reimbursement arrangements providing for the reimbursement of expenses referred to in section 105(b) of the Code; (2) the reimbursement of an eligible expense shall be made no later than the end of the year following the year in which such expense was incurred; and (3) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit.

(ii)                                  A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits considered “deferred compensation” (as defined under Treasury Regulation section 1.409A-1(b)(1), after giving effect to the exemptions in Treasury Regulation sections 1.409A-1(b)(3) through (b)(12)) upon or following a termination of employment unless such termination is also a “separation from service” and, for purposes of any such provision of this Agreement, references to a “termination,” “termination of employment” or like terms shall mean “separation from service.”  For purposes of section 409A of the Code, the date as of which Company and Employee reasonably anticipate that no further services would be performed by Employee for Company shall be construed as the date that Employee first incurs a “separation from service” as defined under section 409A of the Code.

(iii)                               Notwithstanding anything in this Agreement to the contrary, if a payment obligation arises on account of Employee’s separation from service while Employee is a “specified employee” as described in section 409A of the Code and the Treasury Regulations thereunder and as determined by Company in accordance with its procedures, by which determination Employee is bound, any payment of “deferred compensation” (as defined under Treasury Regulation section 1.409A-1(b)(1), after giving effect to the exemptions in Treasury Regulation sections 1.409A-1(b)(3) through (b)(12)) shall be made on the first business day of the seventh month following the date of Employee’s separation from service, or, if earlier, within fifteen (15) days after the appointment of the personal representative or executor of Employee’s estate following Employee’s death together with interest on them for the period of delay at a rate equal to the average prime interest rate published in the Wall Street Journal on any day chosen by the Company during that period.  Thereafter, Employee shall receive any remaining payments as if there had not been an earlier delay.

(iv)                              Notwithstanding anything to the contrary contained in this Agreement, (i) the Employee shall have no legally-enforceable right to, and the Company shall have no obligation to make, any payment or provide any benefit to Employee if having such a right or obligation would result in the imposition of additional taxes under section 409A of the Code, and (ii) any provision that would cause any payment or benefit to fail to satisfy section 409A will have no force and effect until amended to comply therewith (which amendment may be retroactive to the extent permitted by section 409A and may be accomplished by the Company without the Employee’s consent).   If any payment is not made or any benefit is not provided under the terms of this Section 13(c)(iv), it is the Company’s present intention to make a similar payment or provide a similar benefit to the Employee in a manner that will not result in the imposition of additional taxes under section 409A of the Code, to the extent feasible.  Each payment made under this Agreement is intended to be a separate payment for the purposes of section 409A of the Code.

(v)                                 The Company does not guarantee any particular tax effect to Employee under this Agreement.  Company shall not be liable to Employee for any payment made under this Agreement that is determined to result in an additional tax, penalty or interest under section 409A of the Code, nor for reporting in good faith any payment made under this Agreement as an amount includible in gross income under section 409A of the Code.  The parties intend this Agreement to be exempt from, or comply with, the requirements of Section 409A of the Code and the final regulations and any guidance promulgated thereunder so that none of the payments and benefits to be provided hereunder will be subject to the additional tax imposed by Section 409A.  Any ambiguities or ambiguous terms shall be interpreted to so be exempt or comply, and this Agreement shall be administered in accordance with such intent.

14.                               Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute the same instrument.

(Signature page follows)

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

ACCURAY INCORPORATED,
a Delaware Corporation

By:	/s/ Alaleh Nouri
Name:	Alaleh Nouri
Title:	Senior Vice President, General Counsel

Accepted and Agreed,

Shigeyuki Hamamatsu:	/s/ Shigeyuki Hamamatsu

Signed on (Date):	9/25/17